SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ---------------------------
                            POST-EFFECTIVE AMENDMENT

                                   NUMBER ONE

                                       OF

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                           ---------------------------

                           Kelly's Coffee Group, Inc.

                           --------------------------
             (Exact name of registrant as specified in its charter)

         Colorado                                    84-1062062
        ----------                                   ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                  268 West 400 South, Salt Lake City, UT 84101
                  --------------------------------------------
                    (Address of principal executive offices)


                                 (801) 575-8073
                (Issuer's Telephone Number, Including Area Code)

     The Corporation Company, 1675 Broadway, Denver CO 80202, (303) 629-2500
     -----------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

                              Reoffering Prospectus

                                 250,000 SHARES

                           Kelly's Coffee Group, Inc.

                          268 West 400 South, Suite 300

                           Salt Lake City, Utah 84101

                                 (801) 575-8073

COMMON STOCK

     This reoffering prospectus relates to the sale of 250,000 shares of our common stock owned by the President of the company which we are registering on his behalf. This shareholder may sell the shares through agents, broker-dealers or underwriters, and on terms determined at the time of sale. To the extent required, we will provide you with a supplement to this prospectus with specific information regarding:

o        the shares to be sold;
o        the public offering price; and
o the names of any agent, broker-dealer, or underwriter through which these shares are sold, and any applicable commission or discount.

     The shareholder selling shares under this registration statement reserves the sole right to accept or reject, in whole or in part, any proposed sale of the shares.

     The Company will not receive any proceeds from the sale of shares under this registration statement. All proceeds will go directly to the selling shareholder.

     The Company's common stock trades are reported on the NASD OTC:BB under the symbol "KLYS", the closing price per share of the common stock was reported as $1.031 on March 10, 2000.

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE
SECURITIES

COMMISSION HAS APPROVED OR  DISAPPROVED  OF THESE  SECURITIES OR
PASSED UPON THE
ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus is March 10, 2000.


                                    Page -2-

                                TABLE OF CONTENTS

         Available Information.................................................3

         Incorporation by Reference............................................4

         The Company...........................................................5

         Risk Factors..........................................................5

         Use of Proceeds.......................................................9

         Selling Shareholder...................................................9

         Plan of Distribution.................................................10

         Signatures...........................................................11

                              AVAILABLE INFORMATION

     The Company must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Exchange Act, the company must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

         Public Reference Room
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C.  20549

or at the public reference facilities of the regional offices of the Commission at:

         500 West Madison Street, Suite 1400
         Chicago, Illinois 60661-2511
or at:
         7 World Trade Center, Suite 1300
         New York, N.Y. 10048-1102


                                    Page -3-

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of the Company materials by mail at prescribed rates from:

         Public Reference Section
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C.  20549-0004

     Finally, you may obtain these materials electronically by accessing the Commissions site on the Internet at:

         http://www.sec.gov

     Under the Securities Act of 1933, the Company has filed with the Commission a registration statement on Form S-8 regarding the shares offered by this prospectus. This prospectus does not contain all of the information contained in the Form S-8 registration statement, some portions of which we have omitted pursuant to Commission rules and regulations.

     The Company will promptly provide you, without charge, a copy of any and all of the information that it has incorporated by reference in this prospectus upon your written or oral request to:

         Kelly's Coffee Group, Inc.
         Attention:    Corporate Information
         268 West 400 South, Suite 300
         Salt Lake City, Utah 84101

                      INFORMATION INCORPORATED BY REFERENCE

     The Commission allows the Company to "incorporate by reference" the information we file with them, which means that the Company can disclose important information to you by referring you to other documents. The information that the Company incorporates by reference is an important part of this prospectus, and later information that the Company files with the Commission automatically will update and supersede this information.

     The Company incorporates by reference into this prospectus the following documents and information filed with the Commission:

     o Quarterly Reports on Form 10-QSB/A, for the quarter ended November 30, 1999, Form 10- QSB for the quarter ended August 31, 1999 and Form 10-QSB for the quarter ended May 31, 1999.

     o Annual Report on Form 10-KSB for the year ended February 28, 1999.

     o Form S-8 dated January 26, 2000, relating to the issuance of the securities referred to by this document.


                                    Page -4-

Finally, the Company incorporates by reference any future filings that is makes with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this reoffering prospectus and before the filing of a post-effective amendment (which indicates that all securities have been sold or which deregisters all securities then remaining unsold). Such documents are a part of this prospectus from the date of its filing.

                                   THE COMPANY

General

The Company was incorporated under the laws of the State of Colorado on April 20, 1987. The Company has undergone several name changes since its organization. The Company has also been involved in several business activities, all of which have been discontinued. The Company's principle business activity from December 1995 to February of 1998 was the manufacture of store fixtures, showcases and other speciality items for jewelers and other retailers. The Company decided to discontinue its manufacturing and distribution of store fixtures due to a lack of funding and increased losses on February 28, 1998. The Company is currently a shell company whose purpose will be to acquire operations through an acquisition or merger.

                                  RISK FACTORS

No Revenue And Limited Assets

The Company has no revenues or earnings from operations. The Company has the below listed investment securities that are subject to high levels of market volatility and limited market ability for sale or disposition. The Company will, in all likelihood, continue to sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in the Company incurring a net operating loss which will increase continuously until the Company can consummate a business combination with a profitable business opportunity. There is no assurance that the Company can identify such a business opportunity or consummate such a business combination. The Company also has accounts payable reflected on its books in an amount of approximately $950,000, the age and validity of these accounts has not been finally determined and the potential effect of statute of limitations on such obligations has also not yet been determined.



         Investment Securities:
         Company Name               Number of Shares          Purchase Price            Market Price 3/10/00
     AmeriResources             27,000,000 (Restricted)       $100,000                  $0.281/share
         (OTCBB:ARET.OB)
     Eagle Wireless                100,000 (Restricted)       $100,000                  $17.75/share
         (AMEX:EAG)
     Liberty Mint Ltd New           12,500                    $4.6376/share             $1.0625/share
         (OTCBB:LBMN.OB)
     Trans Energy, Inc.              5,000                    $0.488812/share           $0.19/share
         (OTCBB:TSRG.OB)
     HeathWatch, Inc.               36,001 (Retricted)        $68,000                   $7.75/share
         (OTCBB:HEAL.OB)


                                    Page -5-

Speculative Nature Of Company's Proposed Operations

The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek business combination(s) with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination, of which there can be no assurance, the success of the Company's operations may be dependent upon management of the successor business and numerous other factors presently beyond the Company's control.

Scarcity Of And Competition For Business Opportunities And Combinations

The Company is and will continue to be an insignificant participant in the business of seeking mergers, joint ventures and acquisitions of small private entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies which may be desirable target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete in seeking merger or acquisition candidates with numerous other small public companies.

No Agreement For Business Combination Or Other Transaction - No Standards For Business Combination

The Company has no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of, a private or public entity. There can be no assurance the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. Management has not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance the Company will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a target business opportunity to have achieved, and without which the Company would not consider a business combination in any form with such business opportunity. Accordingly, the Company may enter into a business combination with a business opportunity having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth or other negative characteristics.

                                    Page -6-

Continued Management Control, Limited Time Availability

While seeking a business combination, Richard Surber, President of the Company anticipates devoting substantial time every month to the business of the Company. Richard Surber will be the only individual responsible for conducting the day to day operations of the company including searches, evaluations, and negotiations with potential merger or acquisition candidates. The Company has not entered into any written employment agreement with Richard Surber and is not expected to do so in the foreseeable future. The Company has not obtained key man life insurance on Richard Surber. The loss of the services of Richard Surber would adversely affect development of the Company's business and its likelihood of continuing operations.

Conflicts Of Interest - General

Richard Surber may participate in business ventures which could be deemed to compete directly with the Company. Richard Surber is serving as officer and director of a number of other "blank check" companies. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event the Company's current and future officers or directors are involved in the management of any firm with which the Company transacts business. Management has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which management serve as officers, directors or partners, or in which they or their family members own or hold any ownership interest.

Lack Of Market Research Or Marketing Organization

The Company has neither conducted, nor have others made available to it, results of market research indicating that market demand exists for the business strategy contemplated by the Company. Moreover, the Company does not have, and does not plan to establish, a marketing organization. Even in the event demand is identified for a merger or acquisition contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.

Lack Of Diversification

The Company's proposed operations, even if successful, will in all likelihood result in the Company engaging in a business combination with a business opportunity. Consequently, the Company's activities may be limited to those


                                    Page -7-
engaged in by the business opportunity with which the Company merges or acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

Regulation

Although the Company will be subject to regulation under the Securities Exchange Act of 1934, management believes the Company will not be subject to regulation under the Investment Company Act of 1940, insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act would subject the Company to material adverse consequences.

Probable Change In Control And Management

A business combination involving the issuance of the Company's Common Shares will, in all likelihood, result in shareholders of a private company obtaining a controlling interest in the Company. Any such business combination may require management of the Company to sell or transfer all or a portion of the Company's Common Shares held by them, or resign as members of the Board of Directors of the Company. The resulting change in control of the Company could result in the removal of Richard Surber and a corresponding reduction in or elimination of his participation in the future affairs of the Company.

Potential Reduction Of Percentage Share Ownership Following Business Combination

The Company's primary plan of operation is based upon a business combination with a private concern which, depending on the terms of merger or acquisition, may result in the Company issuing securities to shareholders of any such private company. The issuance of previously authorized and unissued Common Shares of the


                                    Page -8-

Taxation

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination the Company may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target entity; however, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to a transaction.

Requirement Of Audited Financial Statements May Disqualify Business
Opportunities

Section 13 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), require companies subject thereto to provide certain information about significant acquisitions, including audited financial statements for the company acquired, covering one, two or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the 1934 Act are applicable.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares offered by this prospectus are solely for the shareholder who currently owns and is selling the shares. The Company will not receive any of the proceeds from the sale of these shares.

Company would result in reduction in percentage of shares owned by present and prospective shareholders of the Company and may result in a change in control or management of the Company.



                                    Page -9-

                               SELLING SHAREHOLDER

     The following information regarding the beneficial ownership of the selling shareholder as of March 10, 2000.

Richard Surber    Shares owned before the offering:        24,322,570
                  Shares being offered                        250,000
                  Shares owned after the offering          24,072,570

     Richard Surber, President of the Company, acquired the majority of his shares from the company in exchange for various services, including the preparation and filing of various documents required by the Securities and Exchange Commission, dealing with shareholders questions and requests for information, settlement of debt and other executive responsibilities as an officer of the Company.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholder or by his pledgees, donees, transferees, and other successors in interest. The selling shareholder will act independently of the Company in making decisions with respect to the timing, manner, and size of each sale. The selling shareholder has not entered into any agreement, arrangement, or understanding with any particular broker or market maker that will participate in the offering.

     The  selling   shareholder   may  sell  shares  in  any  of  the  following
transaction:

         o        through broker-dealers;
         o        through agents; or
         o        directly to one or more purchasers.

         From time to time, the selling shareholder may sell his shares in one or more transactions in the over-the-counter market, or in privately negotiated transactions at market prices, or at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any shares covered by this prospectus which qualify for sale under Rule 144 of the



                                    Page -10-

Securities Act may be sold under Rule 144 rather than under this prospectus.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it has prepared this document in accordance with Part 1 of Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, State of Utah, on March 10, 2000.

                                            Kelly's Coffee Group, Inc.


                                            By:/s/ Richard Surber
                                               ------------------
                                               Richard Surber, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                                     Title
----------                                     -----


/s/  Richard Surber
---------------------                          President and Director
Richard Surber


/s/  Wayne Newton
---------------------                          Controller
Wayne Newton


/s/  Kevin J. Schillo
---------------------                          Director
Kevin J. Schillo


/s/  David M. Wolfson
---------------------                          Director
David M. Wolfson


                                    Page -11-

<